EXECUTION VERSION
PIPELINES AND TANKAGE AGREEMENT
This Pipelines and Tankage Agreement (this “Agreement”) is dated as of February 29, 2008, by and among Holly Corporation, a Delaware corporation (“Holly”), Navajo Pipeline Co., L.P., a Delaware limited partnership (“Navajo Pipeline”), Navajo Refining Company, L.L.C., a Delaware limited liability company (“Navajo Refining”), and Woods Cross Refining Company, L.L.C., a Delaware limited liability company (“Woods Cross Refining”, together with Holly, Navajo Pipeline and Navajo Refining, the “Holly Entities”), Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Holly Energy Partners-Operating, L.P., a Delaware limited partnership (the “Operating Partnership”), HEP Pipeline, LLC, a Delaware limited liability company (“HEP Pipeline”) and HEP Woods Cross, L.L.C., a Delaware limited liability company (“HEP Woods Cross”, together with the Partnership, the Operating Partnership and HEP Pipeline, the “Partnership Entities”). Each of the Holly Entities and the Partnership Entities are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
     Pursuant to that certain Purchase and Sale Agreement dated as of February 25, 2008 (the “Purchase Agreement”) by and among Holly, Navajo Refining, Navajo Pipeline and Woods Cross Refining (collectively, the “Seller Parties”) and the Partnership, the Operating Partnership, HEP Pipeline and HEP Woods Cross (collectively, the “Buyer Parties”), the Seller Parties have agreed to transfer and convey to the Buyer Parties, and the Buyer Parties have agreed to purchase, certain assets, including the Drop-Down Assets.
     The Holly Entities desire to continue to utilize the Drop-Down Assets and the Partnership desires to provide transportation and storage services to the Holly Entities, all on the terms set forth in this Agreement.
     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
     Section 1. Definitions
     Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.
     “Additives” has the meaning set forth in Section 2(g).
     “Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Holly Entities, on the one hand, and the Partnership Entities, on the other hand, shall not be considered affiliates of each other.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between any of the Partnership Entities, on the one hand, and any of the Holly Entities, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
     “Artesia Crude Oil Pipeline Tankage” means the following crude oil tankage associated with the Artesia Delivery System: (i) Abo Station Tank 1007; (ii) Artesia Station Tank 970; (iii) Barnsdall Station Tank 1028; (iv) Beeson Station Tanks 972 and 973; (v) Maljamar Park Station Tanks 46, 47 and 48; and (vi) Henshaw Station Tanks 1048 and 1049.
     “Artesia Delivery System” means the following crude oil pipelines: (i) the Beeson to North Artesia pipeline (6-inch) — 11 miles; (ii) the Barnsdall to North Artesia pipeline (4/6-inch) — 7 miles; (iii) the Barnsdall jumper pipeline to Lovington pipeline (8-inch) — 2 miles; (iv) the Artesia Station to North Artesia pipeline (4-inch) — 4 miles; (v) the North Artesia to Evans Junction pipeline (8-inch) — 6 miles; (vi) the Abo to Evans Junction pipeline (6-inch) — 1.2 miles; (vii) the Evans Junction to Artesia pipeline (8-inch) — 11.5 miles; and (viii) the Artesia to Bad Luck pipeline (12-inch) — 13 miles.
     “Artesia Refinery” means the refining facilities owned by Navajo Refining in Artesia.
     “bpd” means barrels per day.
     “bpq” means barrels per quarter.
     “Buyer Parties” has the meaning set forth in the recitals to this Agreement.
     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
     “Claimant” has the meaning set forth in Section 11(e).

     “Conflicts Committee” means the Conflicts Committee of Holly GP.
     “Contract Quarter” means a three-month period that commences on July 1, October 1, January 1, or April 1, and ends on September 30, December 31, March 31 or June 30, respectively, except that the initial Contract Quarter shall commence on the Effective Time.
     “Contract Year” means a year that commences on July 1 and ends on the last day of June, except that the initial Contract Year shall commence on the Effective Time.
     “Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Controlled Affiliates” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries is controlled by such Person, excluding in the case of Holly, the Partnership Entities.
     “Crude Oil Gathering Lease Connection Pipelines” means the following pipelines: (i) Barnsdall Station lease connection pipelines; (ii) Maljamar Park lease connection pipelines; (iii) Beeson Station lease connection pipelines; (iv) Burton Flats lease connection pipelines; (v) Abo Station lease connection pipelines; (vi) Artesia Station lease connection pipelines; (vii) Eagle lease connection pipelines; (viii) North Monument lease connection pipelines; (ix) South Monument lease connection pipelines; (x) Monument Sweet lease connection pipelines; (xi) Russell Station lease connection pipelines; (xii) Riley Station lease connection pipelines; (xiii) Wood Station (Seminole Gathering) lease connection pipelines; (xiv) Baumgart Station lease connection pipelines; and (xv) Chevron Lacts at Lovington Station 126 lease connection pipelines.
     “Crude Oil Gathering Pipelines” means the following pipelines: (i) Abo Station to BP Sweet System (4 inch) — 1.2 miles; (ii) Artesia Station to Abo Trunk Line (6 inch) — 6.5 miles; (iii) Maljamar Park to Beeson Station (4 inch) — approximately 14 miles; (iv) Wood Station to Russell Station (6 inch) — 13.5 miles; (v) Riley Station to Russell Station (6 inch) — 5 miles; (vi) Baumgart Station to Riley Station (6 inch) — 7 miles, and the Crude Oil Gathering Lease Connection Pipelines.
     “Crude Oil” means the direct liquid product of oil wells, oil processing plants, the indirect liquid petroleum products of oil or gas wells, oil sands or a mixture of such products, but does not include natural gas liquids or Refined Products.
     “Crude Oil Trunk Pipelines” means the Artesia Delivery System and the Lovington Delivery System.
     “Deficiency Notice” has the meaning set forth in Section 9(a).
     “Deficiency Payment” has the meaning set forth in Section 9(a).
     “Drop-Down Assets” means, collectively, the Pipeline Assets and Tankage Assets.

     “Effective Time” has the meaning set forth in the Purchase Agreement.
     “Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.
     “Force Majeure Notice” has the meaning set forth in Section 3.
     “Gathering Pipeline Minimum Capacity” has the meaning set forth in Section 2(a)(iii).
     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     “Holly GP” means Holly Logistic Services, L.L.C, the general partner of HEP Logistics Holdings, L.P., which is the sole partner of the Partnership.
     “Lovington Crude Oil Pipeline Tankage” means the following crude oil tankage associated with the Lovington Delivery System: (i) Crouch Station Tank 1038; (ii) Monument Junction Tank; (iii) Hobbs Station Tanks 5201 and 5202; (iii) Russell Station Tanks 5101, 5102 and 5103; (iv) Wood Station Tanks 5301 and 5302; (v) Riley Station Tanks 5001 and 5003; and (vi) Baumgart Station Tank 5002.
     “Lovington Delivery System” means the following crude oil pipelines: (i) the Russell to Lovington pipeline (12-inch) — 23 miles; (ii) the Hobbs to Lovington pipeline (8-inch) — 20 miles; (iii) the Crouch to Lovington pipeline (6/8-inch) — 11 miles; (iv) the Russell to Hobbs pipeline (6-inch) — 20 miles; and (v) the Gaines to Hobbs pipeline (6-inch) — 6 miles.
     “Lovington Refinery” means the refining facilities owned by Navajo Refining near Lovington, New Mexico.
     “Minimum Gathering Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(iii).
     “Minimum Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(i).
     “Minimum Roswell Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(ii).

     “Minimum Trunk Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(i).
     “Minimum Woods Cross Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(i)
     “Omnibus Agreement” means the Omnibus Agreement, dated as of July 13, 2004, as amended on July 6, 2005, and subsequently amended effective as of the Effective Time, by and among Holly, the Partnership, the Operating Partnership, Navajo Pipeline, Holly GP, HEP Logistics GP, L.L.C. and HEP Logistics Holdings, L.P.
     “Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Pipeline Assets” means, collectively: (i) the Crude Oil Trunk Pipelines; (ii) the Crude Oil Gathering Pipelines; (iii) the Woods Cross Pipelines; and (iv) the Roswell Products Pipeline.
     “PPI” has the meaning set forth in Section 2(a)(ii).
     “Prime Rate” means the prime rate per annum announced by Union Bank of California, N.A., or if Union Bank of California, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.
     “Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
     “Refined Product” means jet fuel, gasoline, kerosene and diesel fuel.
     “Refineries” means, collectively, the Artesia Refinery, the Lovington Refinery and the Woods Cross Refinery.
     “Refinery Tankage” means, collectively: (i) the crude oil tanks 1201A and 1201B at the Lovington Refinery; (ii) the crude oil tanks 103, 121 and 126 at the Woods Cross Refinery; and (iii) Replacement Tank 439 and Relocated Tank 437 at the Artesia Refinery.
     “Refund” has the meaning set forth in Section 9(c).
     “Relocated Tank 437” means the crude oil tank 437 at such time as Holly completes relocation of the tank within the Artesia Refinery.
     “Replacement Tank 439” means the crude oil tank which will replace the current crude oil tank 439 at the Artesia Refinery, upon such time as Holly completes construction of the replacement tank.

     “Respondent” has the meaning set forth in Section 11(e).
     “Roswell Pipeline Minimum Capacity” has the meaning set forth in Section 2(a)(iii).
     “Roswell Products Pipeline” means the Artesia to Roswell (4-inch) — 36 mile pipeline that is currently dedicated to the transport of jet fuel.
     “Roswell Terminal” means the terminal leased by Navajo Refining from the City of Roswell, and located in the Roswell International Air Center in Roswell, New Mexico and Tanks 1216, 1218 and 1219.
     “Roswell Terminal Payment” has the meaning set forth in Section 2(d).
     “Seller Parties” has the meaning set forth in the recitals to this Agreement.
     “Tankage Assets” means, collectively, (i) the Refinery Tankage; (ii) the Artesia Crude Oil Pipeline Tankage; and (iii) the Lovington Crude Oil Pipeline Tankage.
     “Tankage Revenue Commitment” has the meaning set forth in Section 2(c).
     “Term” has the meaning set forth in Section 6.
     “Trunk Pipeline Minimum Capacity” has the meaning set forth in Section 2(a)(iii).
     “Woods Cross Crude Oil Pipeline” means the 4 mile pipeline from Chevron to the Woods Cross Refinery (12 inch).
     “Woods Cross Minimum Capacity” has the meaning set forth in Section 2(a)(iii).
     “Woods Cross Pipeline Tankage” means the crude oil tankage associated with the Wood Cross Pipelines.
     “Woods Cross Pipelines” means, collectively: (i) the Woods Cross Crude Oil Pipeline; (ii) the Woods Cross Product Pipeline (Woods Cross-Chevron); and (iii) the Woods Cross Product Pipeline (Woods Cross-Pioneer).
     “Woods Cross Product Pipeline (Woods Cross-Chevron)” means the 4 mile pipeline from Woods Cross Refinery to Chevron (8 inch).
     “Woods Cross Product Pipeline (Woods Cross-Pioneer)” means the 2 mile pipeline from Woods Cross Refinery to Pioneer Pipeline (10 inch).
     “Woods Cross Refinery” means the refining facilities located in Woods Cross, Utah, and operated by Woods Cross Refining.
     Section 2. Agreement to Use Services Relating to Pipelines and Tankage.
     This Agreement sets forth a commercial arrangement consistent with historical operational practices between the Holly Entities and the Partnership Entities as well as the objectives of the Parties. The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth revenues to the Partnership Entities to be paid by the Holly Entities and requires the Partnership Entities to provide certain transportation and storage services to the Holly Entities. The principal objective of the Partnership Entities is for the Holly Entities to meet or exceed their obligations with respect to the Minimum Pipeline Revenue Commitment, and to meet their obligations with respect to the Tankage Revenue Commitment and the Roswell Terminal Payment. The principal objective of the Holly Entities is for the Partnership Entities to provide services to the Holly Entities in a manner that enables the Holly Entities to operate their assets in a manner as favorably as their historical practice when the Holly Entities were the owners of the Drop-Down Assets.
     (a) Minimum Pipeline Revenue Commitment. During the Term and subject to the terms and conditions of this Agreement, the Holly Entities agree as follows:
     (i) Subject to Section 3, commencing on the Effective Time, the Holly Entities will ship (1) on the Crude Oil Trunk Pipelines an amount of Crude Oil in the aggregate having a quantity and consistency that will produce revenue to the Partnership Entities in an amount at least equal to $13,552,450 annually (the “Minimum Trunk Pipeline Revenue Commitment”); (2) on the Crude Oil Gathering Pipelines and store at the Artesia Crude Oil Pipeline Tankage and the Lovington Crude Oil Pipeline Tankage, an amount of Crude Oil in the aggregate that will produce revenue to the Partnership Entities in an amount at least equal to $8,688,750 annually (the “Minimum Gathering Pipeline Revenue Commitment”); (3) on the Woods Cross Pipelines an amount of Crude Oil and Refined Product that will, in the aggregate, produce revenue to the Partnership Entities in an amount at least equal to $730,000 annually (the “Minimum Woods Cross Pipeline Revenue Commitment”); and (4) on the Roswell Products Pipeline an amount of Refined Product in the aggregate that will produce revenue to the Partnership Entities in an amount at least equal to $35,000 per Contract Quarter (the “Minimum Roswell Pipeline Revenue Commitment”, together with the Minimum Trunk Pipeline Revenue Commitment, the Minimum Gathering Pipeline Revenue Commitment and the Minimum Woods Cross Pipeline Revenue Commitment, collectively, the “Minimum Pipeline Revenue Commitment”). Notwithstanding the foregoing, in the event that the Effective Time is any date other than the first day of a Contract Year or Contract Quarter, then the Minimum Trunk Pipeline Revenue Commitment, Minimum Gathering Pipeline Revenue Commitment and Minimum Woods Cross Pipeline Revenue Commitment for the initial Contract Year shall each be prorated based upon the number of days actually in such contract year and the initial Contract Year, and the Minimum Roswell Pipeline Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such calendar quarter and the initial Contract Quarter.
     (ii) The Minimum Pipeline Revenue Commitment shall be adjusted on July 1 of each Contract Year commencing on July 1, 2008, by an amount equal to the percentage increase, if any, between the two (2) preceding calendar years, in the Producer Price Index for Finished Goods, seasonally adjusted, as published by the Department of Labor (“PPI”); provided, however, that the Minimum Pipeline Revenue Commitment will not decrease as a result of any decrease in the PPI. If that index is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases in the new index shall be used to calculate increases in the Minimum Pipeline Revenue Commitments. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 11(e) of this Agreement and the same method of adjustment for increases in the new index shall be used to calculate increases in the Minimum Pipeline Revenue Commitment.
     (iii) If the Holly Entities are unable for a period in excess of thirty (30) consecutive days to transport on the Crude Oil Trunk Pipelines, the Crude Oil Gathering Pipelines, the Woods Cross Pipelines or the Roswell Product Pipeline the respective volumes of Crude Oil and Refined Product required to meet the Minimum Pipeline Revenue Commitment as a result of the Partnership Entities’ operational difficulties, prorationing, or, (1) with respect to the Crude Oil Trunk Pipelines, the inability to provide 79,000 bpd capacity (the “Trunk Pipeline Minimum Capacity”); (2) with respect to the Crude Oil Gathering Pipelines (including storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage, but excluding storage in the Refinery Tankage), the inability to provide: (A) from the Effective Date until the fifth anniversary of the Effective Date: 50,000 bpd; (B) from the fifth anniversary of the Effective Date until the tenth anniversary of the Effective Date: 47,500 bpd; and (C) from the tenth anniversary of the Effective Date until the expiration of the Term: 45,000 bpd (collectively, the “Gathering Pipeline Minimum Capacity”); (3) with respect to the Woods Cross Pipelines, the inability to provide 8,000 bpd capacity (the “Woods Cross Minimum Capacity”); or (4) with respect to the Roswell Products Pipeline, the inability to provide 36,000 bpq capacity (the “Roswell Pipeline Minimum Capacity”), then upon written notice by the Holly Entities to the Partnership Entities, the Minimum Pipeline Revenue Commitment, as affected, will be reduced for such period of time by an amount equal to: (A) the volume of Crude Oil or Refined Product that the Holly Entities are unable to transport on the Crude Oil Trunk Pipelines, the Crude Oil Gathering Pipelines, the Woods Cross Pipelines or the Roswell Product Pipeline, as applicable, as a result of the Partnership Entities’ operational difficulties, prorationing or inability to provide the Trunk Pipeline Minimum Capacity, the Gathering Pipeline Minimum Capacity, the Woods Cross Minimum Capacity or the Roswell Pipeline Minimum Capacity, as applicable, multiplied by (B) the applicable tariffs.
     (b) Tariffs and Tankage Fees.
     (i) The tariff rates applicable to (A) service on the Crude Oil Trunk Pipelines shall be as set forth in Exhibit A attached hereto and made a part hereof for all purposes; (B) service on the Crude Oil Gathering Pipelines shall be as set forth in Exhibit B attached hereto and made a part hereof for all purposes; (C) service on the Woods Cross Pipelines shall be as set forth in Exhibit C attached hereto and made a part hereof for all purposes; and (D) service on Roswell Product Pipeline shall be as set forth in Exhibit D attached hereto and made a part hereof for all purposes. The rules and regulations governing service on the Pipeline Assets shall be as set forth in the applicable rules and regulations tariffs with respect to such service. The tariff rates shall be adjusted on July 1 of each Contract Year commencing on July 1, 2008, by an amount equal to the percentage change, if any, between the two (2) immediately preceding calendar years, in the FERC Oil Pipeline Index. If that index is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation or deflation and the same method of adjustment for increases in the new index shall be used to calculate increases in the tariff rates. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 11(e) of this Agreement and the same method of adjustment for increases in the new index shall be used to calculate increases in the tariff rates. Notwithstanding that the Minimum Pipeline Revenue Commitment will be determined on a Contract Year basis, the applicable initial fees, tariff rates and other charges provided for in this Agreement will become effective as of the Effective Time. The Partnership Entities shall have the right to change the tariff rates applicable to the Crude Oil Trunk Pipelines, the Crude Oil Gathering Pipelines, the Woods Cross Pipelines and the Roswell Product Pipeline in the event that the Partnership Entities incur increased expenses (or lower revenues) or capital costs, as a direct result of a change in the quality and/or consistency of the Crude Oil or Refined Product, as applicable, and to the extent thereof.
     (ii) In the event that Crude Oil throughput at the Navajo Refinery exceeds 110,000 bpd or if Crude Oil viscosity exceeds 50 SSU on greater than 10,000 bpd of such Crude Oil throughput, and the Partnership Entities incur increased expenses (or lower revenues) or capital costs, as a direct result thereof, the Parties will renegotiate the tariff rates in good faith in order to compensate the Partnership Entities on account of such incremental expenses (or lower revenues) or capital costs, which capital costs shall also include a reasonable rate of return. If the Holly Entities and the Partnership Entities are unable to agree upon renegotiated tariff rates, the renegotiated tariff rates will be determined by binding arbitration in accordance with Section 11(e) of this Agreement.
     (c) Tankage Revenue Commitment. During the Term of this Agreement, upon the Effective Time, the Holly Entities shall pay the Partnership Entities throughput fees associated with the Refinery Tankage in the amount of $184,000 per month (the “Tankage Revenue Commitment”) in exchange for the Partnership Entities providing to the Holly Entities 613,333 barrels per month of crude oil storage capacity at the Refinery Tankage. The amount of the Tankage Revenue Commitment shall be adjusted upward on July 1 of each Contract Year commencing on July 1, 2008, by an amount equal to the percentage change, if any, between the two (2) immediately preceding calendar years, in the FERC Oil Pipeline Index. If that index is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases in the new index shall be used to calculate increases in the Tankage Revenue Commitment. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 11(e) of this Agreement and the same method of adjustment for increases in the new index shall be used to calculate increases in the Tankage Revenue Commitment. Notwithstanding that the Tankage Revenue Commitment will be determined on a Contract Year basis, the applicable fees, tariff rates and other charges provided for in this Agreement will become effective as of the Effective Time.

     (d) Roswell Terminal Operating Expenses and Payment. During the Term and subject to the terms and conditions of this Agreement, the Holly Entities shall (i) reimburse all operating expenses incurred by the Partnership Entities in their operation of the Roswell Terminal in an economic and prudent manner, in accordance with the normal and customary practices in the industry and Applicable Laws, and consistent with the historical operation of the Roswell Terminal by the Holly Entities, and (ii) make annual payment to the Partnership Entities in the amount of $100,000 (such annual payment, the “Roswell Terminal Payment”) which shall be adjusted upward on July 1 of each Contract Year commencing on July 1, 2008, by an amount equal to the percentage increase, if any, between the two (2) preceding calendar years, in the PPI; provided, however, that the Roswell Terminal Payment will not decrease as a result of any decrease in the PPI. If that index is no longer published, the Holly Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases in the new index shall be used to calculate increases in the Roswell Terminal Payment. If the Holly Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 11(e) of this Agreement and the same method of adjustment for increases in the new index shall be used to calculate increases in the Roswell Terminal Payment. The Partnership Entities shall exercise the same level of care in the operation of the Roswell Terminal as they exercise in the operation of their own terminals and pipeline assets.
     (e) Volumetric Gains and Losses. The Holly Entities shall, during the Term, (i) absorb all volumetric gains in the Crude Oil Trunk Pipelines and Crude Oil Gathering Pipelines, and (ii) be responsible for all volumetric losses in the Crude Oil Trunk Pipelines and the Crude Oil Gathering Pipelines up to a maximum of 0.5%. The Partnership Entities shall be responsible for all volumetric losses in excess of 0.5% in the Crude Oil Trunk Pipelines and Crude Oil Gathering Pipelines during the Term.
     (f) Obligations of the Partnership Entities. During the Term and subject to the terms and conditions of this Agreement, including Section 11(b), the Partnership Entities agree to own or lease, operate and maintain the assets necessary to accept the deliveries from the Holly Entities and to provide the services required under this Agreement. Notwithstanding the preceding sentence, subject to Section 11(b) of this Agreement and Article VI of the Omnibus Agreement, the Partnership Entities are free to sell any of their assets, including assets that provide services under this Agreement, and the Partnership or any of the Partnership Entities are free to merge with another entity (whether or not the Partnership or any of the Partnership Entities is the surviving entity in such merger) and are free to sell all of their assets or all of their equity to another entity at any time. The Partnership Entities shall, upon six (6) months’ prior written notice to the Holly Entities, except in the event of an emergency or in order to comply with Applicable Law, have the right to discontinue operation with respect to any of the Gathering Pipelines in the event that such operation becomes (i) mechanically unreliable or (ii) uneconomical due to a decline in volume. At the request of the Holly Entities, and subject in each case to any applicable common carrier proration duties, the Partnership Entities agree to use commercially reasonable efforts to transport by pipeline for the Holly Entities each month during the Term: (i) 79,000 bpd of Crude Oil on the Crude Oil Trunk Pipelines; (ii) (A) from the Effective Date until the fifth anniversary of the Effective Date: 50,000 bpd of Crude Oil on the Crude Oil Gathering Pipelines; (B) from the fifth anniversary of the Effective Date until the tenth anniversary of the Effective Date: 47,500 bpd of Crude Oil on the Crude Oil Gathering Pipelines; and (C) from the tenth anniversary of the Effective Date until the expiration of the Term: 45,000 bpd of Crude Oil on the Crude Oil Gathering Pipelines (in each case, including storage in the Artesia Crude Oil Pipeline Tankage or Lovington Crude Oil Refinery Tankage, but not in the Refinery Tankage); (iii) 8,000 bpd of Crude Oil and Refined Product, collectively, on the Woods Cross Pipelines; and (iv) 36,000 bpq of Refined Product on the Roswell Products Pipeline. To the extent that the Holly Entities are entitled to an exception under Section 3 of this Agreement to their obligations under Section 2(a) of this Agreement, the corresponding obligations of the Partnership Entities under this Section 2(f) will be proportionately reduced.
     (g) Drag Reducing Agents and Additives. If the Partnership Entities determine that adding drag reducing agents (“DRA”) and additives to the Crude Oil and Refined Products is reasonably required to move Crude Oil and Refined Product in the quantities necessary to meet the Holly Entities’ schedule or as may be otherwise be required to safely move such quantities of Crude Oil and Refined Product, the Partnership Entities shall provide the Holly Entities with an analysis of the proposed cost and benefits thereof. In the event that the Holly Entities agree to use such additives as proposed by the Partnership Entities, the Holly Entities shall reimburse the Partnership Entities for the costs of adding any additive, including DRA and/or other additives to the Crude Oil and Refined Product. All fuel additives, anti-icers and DRA (collectively, “Additives”) added to the Crude Oil and Refined Product pursuant to this Section 2(g) will be provided by the Holly Entities at no cost to the Partnership Entities or, if the Partnership Entities provide Additives, then the Holly Entities agree to reimburse the Partnership Entities for the costs of the Additives.
     (h) Reimbursement for Initial Tank Inspections. The Holly Entities will, during the period that commences on the Effective Time and ends five (5) years thereafter (the “Initial Tank Inspection Period”), reimburse the Partnership Entities for the actual costs incurred by the Partnership Entities in performing the first regularly scheduled API 653 inspection conducted after the Effective Time of the tanks included within the Tankage Assets (the “Initial Tank Inspections”), and any repairs or tests or consequential remediation that may be required to be made to such Tankage Assets as a result of any discovery made during the Initial Tank Inspections; provided, however, that (i) the Holly Entities are not obligated to reimburse the Partnership Entities for any costs associated with or arising from any inspection of Relocated Tank 437 or Replacement Tank 439, and (ii) upon expiration of the Initial Tank Inspection Period, all of the obligations of the Holly Entities pursuant to this Section 5(h) shall terminate, except that the Initial Tank Inspection Period shall be extended if, and only to the extent that (a) inaccessibility of the Tankage Assets during the Initial Tank Inspection Period caused the delay of an Initial Tank Inspection originally scheduled to be performed during the Initial Tank Inspection Period, and (b) the Holly Entities received notice from the Partnership Entities regarding such delay at the time it occurred.
     (i) Taxes. The Holly Entities will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Crude Oil and Refined Product delivered by the Holly Entities for transportation by the Partnership Entities in the Crude Oil Trunk Pipelines including, but not limited to, any New Mexico gross receipts and compensating (use) taxes. The Holly Entities will reimburse the Partnership Entities for the New Mexico gross receipts tax, but not income tax, levied on or with respect to the transportation services provided by the Partnership Entities to the Holly Entities under this Agreement. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any federal, state, county or municipal law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2(i) the proper Party shall promptly reimburse the other Party therefor.
     (j) Timing of Payments. The Holly Entities will make payments to the Partnership Entities by electronic payment with immediately available funds on a monthly basis during the Term with respect to services rendered by the Partnership Entities under this Agreement in the prior month. Payments not received by the Partnership Entities on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.
     (k) Marketing of Transportation and Storage Services. The Partnership may market transportation and storage services to third parties on the Crude Oil Trunk Pipelines or the Crude Oil Gathering Pipelines, provided that (i) the Partnership provides the Holly Entities with prior written notice describing the purported transportation and/or storage services to the extent permitted by law; and (ii) the Holly Entities remain satisfied that such transportation and storage services marketed by the Partnership has not negatively affected the Holly Entities’ ability to utilize the Drop-Down Assets in any material respect and the quality and quantity of the Crude Oil has not been materially degraded or otherwise impaired.
     (l) Change in Pipeline Direction; Product Service or Origination and Destination. Without Holly’s prior written consent, which shall not be unreasonably withheld, the Partnership Entities shall not (i) reverse the direction of any of the Pipeline Assets; (ii) change, alter or modify the product service of any of the Pipeline Assets; or (iii) change, alter or modify the origination or destination of any of the Pipeline Assets; provided, however, that the Partnership Entities may take any necessary emergency action to prevent or remedy a release of Crude Oil or Refined Product, as applicable, from any of the Pipeline Assets without obtaining the consent required by this Section 2(l). The Holly Entities shall have the right to reverse the direction of any of the Pipeline Assets if the Holly Entities agree to (i) reimburse the Partnership Entities for the additional costs and expenses incurred by the Partnership Entities as a result of such change in direction (both to reverse and re-reverse); (ii) reimburse the Partnership Entities for all costs arising out of the Partnership Entities’ inability to perform under any transportation service contract due to the reversal of the direction of the Pipeline Assets; and (iii) pay the flow reversal rates as set forth on Exhibit E. The tariff rates applicable to any such flow reversal shall be as set forth on Exhibit E and shall be adjusted each year as provided in Section 2(a)(ii).
     (m) Notification of Utilization. Upon request by the Partnership Entities, Holly will provide to the Partnership Entities written notification of Holly’s reasonable good faith estimate of its anticipated future utilization of any of the Drop-Down Assets.
     (n) Scheduling and Accepting Deliveries. The Partnership Entities will use their reasonable commercial efforts to schedule movement and accept deliveries of Crude Oil and Refined Product in a manner that is consistent with the historical dealings between the Parties, as such dealings may change from time to time.

     (o) Increases in Pipeline Tariff Rates and Tankage Fees. If new laws or regulations are enacted that require the Partnership Entities to make capital expenditures with respect to the Drop-Down Assets, the Partnership Entities may amend the tariff rates in order to recover the Partnership Entities’ cost of complying with these laws or regulations (including a reasonable return). The Holly Entities and the Partnership Entities shall use their reasonable commercial efforts to comply with these laws and regulations, and shall negotiate in good faith to mitigate the impact of these laws and regulations and to determine the amount of the new tariff rates. If the Holly Entities and the Partnership Entities are unable to agree on the amount of the new tariff rates that the Partnership Entities will charge, such tariff rates will be determined by binding arbitration in accordance with Section 11(e) of this Agreement.
     Section 3. Force Majeure
     In the event that any Party is rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under this Agreement for a period of more than thirty (30) consecutive days, then, upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on (“Force Majeure Notice”), the obligations of the Parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any suspension of the obligations of the Parties as a result of this Section 3 shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice. The Holly Entities will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents the Partnership Entities or the Holly Entities from performing substantially all of their respective obligations under this Agreement for a period of more than one (1) year, this Agreement may be terminated by the Partnership Entities or the Holly Entities. Nothing in this Section 3(a) shall alter the liability of the Partnership Entities as set forth in the applicable rules and regulations tariffs for the Pipeline Assets.
     Section 4. Agreement to Remain Shipper
     With respect to any Refined Product that is produced at a Refinery and transported in the Roswell Products Pipeline or any Crude Oil that is acquired by the Holly Entities and transported on the Crude Oil Trunk Pipelines and stored in the Artesia Crude Oil Pipeline Tankage or Lovington Crude Oil Pipeline Tankage, the Holly Entities agree that they will continue their historical commercial practice of owning such Crude Oil or Refined Product, as applicable, from such point as (i) the Refined Product leaves the Refinery until at least such point as it will not be further transported in the Roswell Products Pipeline and to continue acting in the capacity of the shipper of such Refined Product for their own account at all times that such Refined Product is in the Roswell Products Pipeline; and (ii) the Crude Oil is received into the Crude Oil Gathering Pipelines by the Partnership Entities until such time that it is delivered to the Artesia Refinery or delivered to the Lovington Crude Oil Pipeline Tankage at the Lovington Refinery.

     Section 5. Agreement Not to Challenge Tariffs
     The Holly Entities agree to any tariff rate changes for the Pipeline Assets in accordance with this Agreement. The Holly Entities agree (a) not to challenge, nor to cause their Controlled Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, tariffs (including joint tariffs) of the Partnership Entities that the Partnership Entities have filed or may file containing rates, rules or regulations that are in effect at any time during the Term and regulate the transportation of the Crude Oil or Refined Product, and (b) not to protest or file a complaint, nor cause their Controlled Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that the Partnership Entities have made or may make at any time during the Term to change tariffs (including joint tariffs) for transportation of Crude Oil or Refined Product in each case so long as such tariffs, regulatory filings or rates changed do not conflict with the terms of this Agreement.
     Section 6. Effectiveness and Term
     This Agreement shall be effective as of the Effective Time, and shall terminate at 12:01 a.m. Dallas, Texas, time on February 28, 2023, unless extended by written mutual agreement of the Parties hereto or as set forth in Section 7 (the “Term”); provided, however, that Section 5 shall survive the termination of this Agreement. The Party desiring to extend this Agreement pursuant to this Section 6 shall provide prior written notice to the other Party of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from the other party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right. The Holly Entities shall deliver written notice to the Partnership Entities, not more than twenty-four (24) months prior to the date of termination and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from the Partnership Entities (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide such notice or lose such right, notifying the Partnership Entities as to whether the Holly Entities desire to extend this Agreement beyond the date of termination.
     Section 7. Right to Enter into a New Agreement
     (a) In the event that the Holly Entities provide prior written notice to the Partnership Entities of the desire of the Holly Entities to extend this Agreement by written mutual agreement of the Parties, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement for extension by a date six months prior to the termination date, then the Partnership Entities shall have the right to negotiate to enter into one or more pipeline and tankage agreements with one or more third parties to begin after the date of termination, provided that until the end of one year following termination without renewal of this Agreement, the Holly Entities will have the right to enter into a new pipelines and tankage agreement with the Partnership Entities on commercial terms that substantially match the terms upon which the Partnership Entities propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Drop-Down Assets. In such circumstances, the Partnership Entities shall give the Holly Entities forty-five (45) days prior written notice of any proposed new pipelines and tankage agreement with a third party, and such notice shall inform the Holly Entities of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and the Holly Entities shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or the Holly Entities shall lose the rights specified by this Section 7(a) with respect to the assets that are the subject of such notice.
     (b) In the event that the Holly Entities fail to provide prior written notice to the Partnership Entities of the desire of the Holly Entities to extend this Agreement by written mutual agreement of the Parties pursuant to Section 6, the Partnership Entities shall have the right, during the period from the date of the Holly Entities’ failure to provide written notice pursuant to Section 6 to the date of termination of this Agreement, to negotiate to enter into a new pipelines and tankage agreement with a third party, provided however that at any time during the twelve (12) months prior to the expiration of the Term, the Holly Entities will have the right to enter into a new pipelines and tankage agreement with the Partnership Entities on commercial terms that substantially match the terms upon which the Partnership Entities propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Drop-Down Assets. In such circumstances, the Partnership Entities shall give the Holly Entities forty-five (45) days prior written notice of any proposed new pipelines and tankage agreement with a third party, and such notice shall inform the Holly Entities of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and the Holly Entities shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or the Holly Entities shall lose the rights specified by this Section 7(b) with respect to the assets that are the subject of such notice.
     Section 8. Notices
     All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 8:

if to the Holly Entities:
Holly Corporation
100 Crescent Court
Suite 1600
Dallas, Texas 75201
Attn: Matthew P. Clifton
Facsimile: 214-615-9372
if to the Partnership Entities:
Holly Energy Partners
100 Crescent Court
Suite 1600
Dallas, TX 75201
Attn: David G. Blair
Facsimile: 214-871-3441
     Section 9. Deficiency Payments
     (a) As soon as practicable following the end of each Contract Quarter under this Agreement, the Partnership Entities shall deliver to the Holly Entities a written notice (the “Deficiency Notice”) detailing any failure of the Holly Entities to meet their obligations under Section 2(a)(i), Section 2(c) or Section 2(d) of this Agreement, provided that the Holly Entities’ obligations pursuant to the Minimum Trunk Pipeline Revenue Commitment, Minimum Gathering Pipeline Revenue Commitment, Minimum Woods Cross Pipeline Revenue Commitment and the Minimum Roswell Pipeline Revenue Commitment shall, in each case, be assessed on a quarterly basis for the purposes of this Section 9. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that the Partnership Entities believe would have been paid by the Holly Entities to the Partnership Entities if the Holly Entities had complied with their respective obligations pursuant to Section 2(a)(i), Section 2(c) or Section 2(d) of this Agreement, as applicable (the “Deficiency Payment”). The Holly Entities shall pay the Deficiency Payment to the Partnership Entities upon the later of: (A) ten (10) days after their receipt of the Deficiency Notice and (B) thirty (30) days following the end of the related Contract Quarter.
     (b) If the Holly Entities disagree with the Deficiency Notice, then, following the payment of the Deficiency Payment to the Partnership Entities, a senior officer of Holly (on behalf of the Holly Entities) and a senior officer of Holly GP (on behalf of the Partnership Entities) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, the Holly Entities shall have access to the working papers of the Partnership Entities relating to the Deficiency Notice. If such differences are not resolved within thirty (30) days following the payment of the Deficiency Payment, the Holly Entities and the Partnership Entities shall, within forty-five (45) days following the payment of the Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 11(e).
     (c) If it is finally determined pursuant to this Section 9 that the Holly Entities are not required to make any or all of the Deficiency Payment (the “Refund”), the Partnership Entities shall promptly pay to the Holly Entities the Refund, together with interest thereon at the Prime Rate, in immediately available funds.
     (d) The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Pipeline Revenue Commitment.
     (e) The Parties acknowledge and agree that the Minimum Pipeline Revenue Commitment shall not be aggregated for purposes of determining any deficiency pursuant to this Section 9.
     (f) No Party shall have a right to setoff revenue in excess of the minimum revenue commitment of the Minimum Trunk Pipeline Revenue Commitment, the Minimum Gathering Pipeline Revenue Commitment, the Minimum Woods Cross Pipeline Revenue Commitment or the Minimum Roswell Pipeline Revenue Commitment with respect to any deficiency under the Minimum Trunk Pipeline Revenue Commitment, the Minimum Gathering Pipeline Revenue Commitment, the Minimum Woods Cross Pipeline Revenue Commitment or the Minimum Roswell Pipeline Revenue Commitment.
     Section 10. Right of First Refusal The Parties acknowledge that the Holly Entities shall, at any time during the twelve (12) months prior to the expiration of the Term, have a right of first refusal with respect to the Drop-Down Assets to the extent provided by the Omnibus Agreement and made applicable to the Drop-Down Assets pursuant to Section 11.4(a) of the Purchase Agreement.
     Section 11. Miscellaneous
     (a) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties hereto and, in the case of any amendment or modification adverse to the Partnership Entities, approved by the Conflicts Committee. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced, and, in the case of any waiver by the Partnership Entities, approved by the Conflicts Committee. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.
     (b) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Holly Entities, the Partnership Entities and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of Holly (in the case of any assignment by the Partnership Entities) or the Conflicts Committee (in the case of any assignment by the Holly

Entities), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) the Partnership Entities may make such an assignment (including a partial pro rata assignment) to an Affiliate of the Partnership Entities without Holly’s consent, (ii) the Holly Entities may make such an assignment (including a pro rata partial assignment) to an Affiliate of the Holly Entities without the consent of the Conflicts Committee, (iii) the Holly Entities may make a collateral assignment of their rights and obligations hereunder and/or grant a security interest in all or a portion of the Drop-Down Assets to any bona fide third party lender or debt holder, or trustee or representative for any of them, and (iv) the Partnership Entities may make a collateral assignment of their rights hereunder and/or grant a security interest in all or a portion of the Drop-Down Assets to a bona fide third party lender or debt holder, or trustee or representative for any of them, if such third party lender, debt holder or trustee shall have executed and delivered to the Holly Entities a non-disturbance agreement in such form as is reasonably satisfactory to the Holly Entities and the Holly Entities execute an acknowledgement of such collateral assignment in such form as may from time to time be reasonably requested. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement acceptable to the other Parties, their obligations under this Agreement.
     (c) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
     (d) Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
     (e) Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 11(e) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11(e) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of the Holly Entities, the Partnership Entities or any of their Affiliates and (ii) have not less than seven (7) years experience in the energy industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. The Holly Entities, the Partnership Entities and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.
     (f) Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     (g) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
[Remainder of page intentionally left blank. Signature pages follow.]

     IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

HOLLY ENERGY PARTNERS, L.P.
By:	HEP LOGISTICS HOLDINGS, L.P.
its General Partner

By:	HOLLY LOGISTIC SERVICES, L.L.C.
its General Partner

By:	/s/ David G. Blair
David G. Blair
Senior Vice President

HOLLY ENERGY PARTNERS — OPERATING, L.P.
By:	/s/ David G. Blair
David G. Blair
Senior Vice President

Signature Page 1 of 3 to the Pipelines and Tankage Agreement

HEP WOODS CROSS, L.L.C.
By:	HOLLY ENERGY PARTNERS — OPERATING, L.P.
its Sole Member

By:	/s/ David G. Blair
David G. Blair
Senior Vice President

HEP PIPELINE, L.L.C.
By:	HOLLY ENERGY PARTNERS — OPERATING, L.P.
its Sole Member

By:	/s/ David G. Blair
David G. Blair
Senior Vice President

HOLLY CORPORATION
By:	/s/ Bruce Shaw
Bruce Shaw
Senior Vice President and Chief Financial Officer

NAVAJO PIPELINE CO., L.P.

By:	NAVAJO PIPELINE GP, L.L.C.,
Its General Partner

By:	/s/ Bruce Shaw
Bruce Shaw
Vice President and Chief Financial Officer

Signature Page 2 of 3 to the Pipelines and Tankage Agreement

WOODS CROSS REFINING COMPANY, L.L.C.

By:	NAVAJO REFINING COMPANY, L.L.C.,
Its sole Member

By:	/s/ Bruce Shaw
Bruce Shaw
Vice President and Chief Financial Officer

NAVAJO REFINING COMPANY, L.L.C.
By:	/s/ Bruce Shaw
Bruce Shaw
Vice President and Chief Financial Officer

Signature Page 3 of 3 to the Pipelines and Tankage Agreement

EXHIBIT A
Attached to and made
Part of the Pipelines and Tankage Agreement,
dated February 29, 2008
Crude Oil Trunk Pipeline Tariff Rate:
$0.47 per barrel on all volumes less than 85,000 bpd average volume in any month
If the average volume is equal to or in excess of 85,000 bpd in any month:
$0.40 per barrel on the first 85,000 bpd average volume in any month
$0.30 per barrel on the next 7,500 bpd average volume in any month
$0.20 per barrel on any excess up to a maximum of 110,000 bpd average volume in any month
The rate on any excess above 110,000 bpd average volume in any month shall be as mutually agreed upon by the Parties.
Exhibit A — Page 1 to Pipelines and Tankage Agreement

EXHIBIT B
Attached to and made
Part of the Pipelines and Tankage Agreement,
dated February 29, 2008
Crude Oil Gathering Pipelines Tariff Rate: $0.50 per barrel (which includes storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage)
Exhibit B — Page 1 to Pipelines and Tankage Agreement

EXHIBIT C
Attached to and made
Part of the Pipelines and Tankage Agreement,
dated February 29, 2008
Woods Cross Pipelines Tariff Rate: $0.25 per barrel
Exhibit C — Page 1 to Pipelines and Tankage Agreement

EXHIBIT D
Attached to and made
Part of the Pipelines and Tankage Agreement,
dated February 29, 2008
Roswell Product Pipeline Tariff Rate: $0.45 per barrel with a $0.50 per barrel capital recovery surcharge (to be indexed and which expires after 5 years)
Exhibit D — Page 1 to Pipelines and Tankage Agreement

EXHIBIT E
Attached to and made
Part of the Pipelines and Tankage Agreement,
Dated February 29, 2008
The flow reversal rate is $0.40 per barrel.
Exhibit E — Page 1 to Pipelines and Tankage Agreement